Exhibit 10.1

W.W. GRAINGER, INC.
EXECUTIVE SEVERANCE PLAN
(Effective December 31, 2025)

The purpose of this Plan is to provide participants with severance pay and benefits in the event that the eligible employee’s employment is involuntarily terminated under circumstances entitling the employee to severance pay and benefits.

Capitalized terms and other terms set forth in this Plan are defined in Section 6. Except as specified herein, this Plan supersedes any and all prior policies, agreements, and related provisions (written or oral), in effect prior to the effectiveness of this Plan, which existed with respect to severance not related to a Change in Control (as defined in the W.W. Grainger, Inc. 2022 Incentive Plan) and any related compensation continuation practices.

SECTION 1.ELIGIBILITY.

An employee of the Company or its Affiliates will be a Plan Participant if the employee holds any of the titles below, or is otherwise designated to be in any of the following participation tiers by the Plan Administrator in writing:

Tier	Title
Tier 1 Participant	Chief Executive Officer
Tier 2 Participant	Senior Vice President (E3) and any other participant as designated by the Board of Directors of W.W. Grainger, Inc. in Appendix A

SECTION 2.SEVERANCE BENEFITS.

Each Plan Participant who experiences a Non-Change In Control Severance shall receive, subject to the timely execution, return, and non-revocation of the Separation Agreement within sixty days following the Severance Date or within the applicable time frame set forth in the Separation Agreement (the “Release Period”), and the other conditions of this Plan:

(A)    Cash Severance Payment. A cash severance payment equal to the Plan Participant’s annual base salary at the rate in effect at the Severance Date and the target incentive award (pursuant to the terms of the Company Management Incentive Plan) in effect at the Severance Date, multiplied by the factor identified in the table below based on their Tier Participant designation:

Tier	Factor
Tier 1 Participant	2
Tier 2 Participant	1.5

Non-Change In Control Severance pay will be paid in installments over the time period equal to the duration of the applicable Severance Period following the Severance Date (less applicable taxes), commencing as soon as administratively practicable following the expiration of the Release Period for a signed Separation Agreement. The first such payment shall include any amounts that would have been paid prior thereto had payments commenced immediately upon the Severance Date; provided, however that if the Release Period spans two calendar years, the first such payment shall be made in the second calendar year to the extent such payment constitutes “nonqualified deferred compensation” for purposes of IRS Code Section 409A, and shall include any amounts that would have otherwise been paid prior thereto. Payments will be made in accordance with the employee’s pay schedule while actively employed, but in no event less frequently than monthly.

Notwithstanding the foregoing, to the extent that a Plan Participant was a party to a Change in Control Employment Agreement (“CIC Agreement”) immediately prior to the effectiveness of this Plan, the Non-Change in Control Severance pay described herein shall be made in a lump sum as soon as administratively practicable following the expiration of the Release Period; provided, however, that if the Release Period spans two calendar years, the payment shall be made in the second calendar year to the extent that such payment constitutes “nonqualified deferred compensation.”

(B)    Treatment of Management Incentive Plan Awards. Participants who are eligible for the Company Management Incentive Plan (“CMIP”) who sign and do not revoke their Separation Agreement will receive a prorated CMIP payout for the year in which the Severance Date falls based on the employee’s last day worked and the number of eligible days in a CMIP-eligible job (eligible days cease to accrue following the last day worked). For purposes of this prorated CMIP calculation, the business performance multiplier will be calculated at the actual business performance for the year including the Severance Date, and if applicable, an individual performance multiplier of 100% will be used.

Participants will receive the CMIP Payment on or before March 15th of the following year at such time as similar payments are made to CMIP participants.

(C)    Treatment of Equity Awards.

(i)    Plan Participants subject to a Non-Change In Control Severance will be subject to the terms of the applicable Company Long-Term Incentive Plan (“LTIP”) award agreements granted under the W.W. Grainger, Inc. 2022 Incentive Plan or any successor plan and the applicable Long-Term Incentive Plan award will control unless subject to the Restricted Stock Unit award treatment described in subparagraph (ii) below, which subparagraph (ii) amends and supplements the award agreements for Plan Participants’ RSUs outstanding as of the effective date of this Plan.

(ii)    Plan Participants who received LTIP equity awards granted prior to 2026 (and whose equity awards have not fully vested at the time of a Non-Change In Control Severance) subject to a Non-Change In Control Severance who sign and do not revoke their Separation Agreement will receive a prorated vesting on their restricted stock units (“RSUs”) calculated based on the number of full completed months of service in the vesting period as of Plan Participant’s last day worked as described below.

Specifically, the pro-rata portion shall be determined by calculating the number of completed calendar months of continuous employment in the applicable RSU Award vesting period (i.e.,

from the RSU Grant Date through the Severance Date), divided by the total number of calendar months in the original vesting schedule applicable to the RSU Award.

The number of RSUs eligible to vest pursuant to this provision shall be calculated as follows:

1.Multiply the total number of RSUs subject to the RSU Award by the ratio of full months worked to the total months in the vesting schedule.

2. Subtract the number of RSUs that vested prior to the Separation Date, if any.

The resulting number of RSUs from the above calculation (rounded up to the nearest whole share) shall vest effective as of the Severance Date, provided that the eligible employee signs and does not revoke their Separation Agreement. Such vested RSUs shall be settled in Shares and delivered to the Plan Participant no later than the 90th day following the Severance Date, but in no event later than March 15th of the calendar year following the calendar year in which such eligible employee’s termination occurs.

A “complete calendar month” means a full month of continuous employment beginning on the 1st day of a calendar month and ending on the last day of that same calendar month.

For purposes of calculating pro-rata vesting of RSU awards pursuant to this Plan, (a) partial months of service (i.e., the month in which termination occurs if the Severance Date is not the last day of the month) shall not be counted and (b) a Plan Participant shall not be eligible for any dividend equivalent payments for such pro-rata vested amount of their RSU awards with respect to the Company’s dividend record dates occurring after the Plan Participant’s Severance Date.

For purposes of RSU awards granted in 2026 or thereafter, equity treatment in connection with a Non-Change In Control Severance will be as set forth in the terms of the applicable award agreement.

For purposes of the RSU pro-rata vesting treatment described above, to the extent that the terms of the applicable award agreement allow for vesting treatment, the eligible employee will be subject to whichever vesting treatment is most favorable.

Notwithstanding the above, all unearned and unvested Restricted Share Unit awards held by a Plan Participant shall be forfeited on the sixtieth (60th) day following the Plan Participant’s Severance Date if the Separation Agreement has not been executed and become irrevocable prior to such date. Further, notwithstanding any provision of this Plan or any accelerated vesting that may occur pursuant to this section, to the extent that RSUs constitute “nonqualified deferred compensation” within the meaning of IRS Code Section 409A, the settlement (delivery of the underlying share(s) and/or payment of any related amounts) of any such RSUs shall occur on, and only on, the original settlement date(s) specified in the applicable definitive grant agreement (or as soon thereafter as permitted under Treasury Regulation §1.409A-3(d)), and in no event shall this section be interpreted to permit a settlement or payment earlier than is permissible under IRS Code Section 409A.

(iii)    The treatment of a Plan Participant’s Performance Stock Units (“PSUs”) shall be determined in accordance with the terms of the applicable award agreement(s) granted under the W.W. Grainger, Inc. 2022 Incentive Plan or any successor plan and the applicable Long-Term Incentive Plan .

(D)    Benefits Continuation. To the extent a Participant is enrolled in Company medical coverage on the Severance Date, such coverage shall continue through the Severance Date (i.e., last day worked). Participants shall, in the normal course, receive notification of their right to elect to continue group coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985 (COBRA) and the terms of the Company’s group health plans.

As additional consideration for accepting the Separation Agreement, pursuant to this section, and provided that it does not result in adverse consequences to the Company under either Code Section 105(h) or the Patient Protection and Affordable Care Act of 2010, Participants who are enrolled in a Company-sponsored medical plan as of the Severance Date shall be entitled to an additional cash amount intended to assist eligible employees with the cost of that continued plan coverage, equivalent to 70% of the COBRA cost of medical plan coverage for the Participant plus any dependents for the Severance Period. The Plan Participant (and any dependents) who elect COBRA will still be responsible for paying the COBRA premium in the time and manner indicated in the COBRA notice.

Notwithstanding the foregoing, to the extent that a Plan Participant was a party to a Change in Control Employment Agreement immediately prior to the effectiveness of this Plan, the amount payable pursuant to this Section 2(D) shall instead be paid on a monthly basis over the Severance Period. After the end of the COBRA subsidy period, the Plan Participant (and any dependents) will be responsible for paying the full cost of COBRA coverage to remain enrolled.

(E)    Outplacement Benefits. Participants who sign and do not revoke their Separation Agreement shall also be entitled to outplacement benefits in an amount not to exceed $20,000. The Company will provide additional details regarding the scope and parameters of the outplacement benefit in connection with the employee’s separation process. Any such outplacement support must be elected by the employee no later than 60 days from the Severance Date.

(F)    Other Company Benefits. All other Company benefits for an eligible employee (including medical, retiree medical, dental, vision, flexible spending, 401(k), life insurance, disability coverage, paid time off accrual, unreimbursed business expenses, etc.) will cease in accordance with the documents governing such benefits, subject to continuation or conversion rights, where applicable. All pay and other benefits (except Plan benefits) under any such plan, policy or arrangement of the Company that are payable on account of the employee’s termination will be paid according to the terms of those established policies, plans and arrangements, as well as in compliance with applicable law.

SECTION 3.PLAN ADMINISTRATION.

3.1The Plan Administrator shall administer the Plan and shall have the full, discretionary authority to: (a) construe and interpret the Plan, (b) adopt amendments to the Plan that are necessary or desirable to bring the Plan in compliance with all applicable laws and regulations, (c) prescribe, amend and rescind rules and regulations necessary or desirable for the proper and effective administration of the Plan, (d) prescribe, amend, modify and waive the various forms and documents to be used in connection with the operation of the Plan and the times for giving any notice required by the Plan, and (e) make all other determinations necessary or advisable for the administration of the Plan, subject to a Plan Participant’s right to challenge any determination (including without limitation a denial or partial denial of any claim for benefits) under Section 5.16 below.

3.2The Plan Administrator may delegate any of its duties under the Plan from time to time, other than as relates to Plan Participants who are subject to Section 16 of the Exchange Act.

3.3The Plan Administrator is empowered, on behalf of the Plan, to engage accountants, legal counsel and other personnel as it deems necessary or advisable to assist it in the performance of its duties under the Plan. All reasonable expenses for advisors shall be borne by the Employer.

A.The Plan Administrator shall promptly provide the Separation Agreement to a Plan Participant who becomes eligible for any payment under Section 2 and shall require an executed Separation Agreement to be returned to the Plan Administrator. If the Plan Participant does not execute and return the Separation Agreement to the Plan Administrator and the Separation Agreement does not become effective prior to the end of the Release Period, such Plan Participant will not be entitled to any payments or benefits under the Plan.

SECTION 4.PLAN MODIFICATION OR TERMINATION.

The Plan may be amended or terminated at any time by the Compensation Committee of the Board.

SECTION 5.GENERAL PROVISIONS.

Section 409A. The Plan is intended to satisfy the requirements of Code Section 409A, or to comply with an exemption under Code Section 409A. The Plan shall, to the extent possible, be administered to prevent the adverse tax consequences described in Code Section 409A(a)(1) from applying to any payment made under the Plan. Each payment made pursuant to the Plan shall be treated as a separate payment and the right to a series of installment payments pursuant to the Plan is to be treated as a right to a series of separate payments. Notwithstanding anything to the contrary in this Plan, if a Plan Participant is deemed on the date of termination to be a “specified employee” within the meaning of that term under IRS Code Section 409A(a)(2)(B), then with regard to any payment or the provision of any benefit that is considered deferred compensation under IRS Code Section 409A payable on account of a “separation from service,” such payment or benefit shall not be made or provided until the date which is the earlier of (A) the expiration of the six (6)-month period measured from the date of such “separation from service” of the Plan Participant, and (B) the date of the Plan Participant’s death, to the extent required under IRS Code Section 409A.

5.1No Assignment of Benefits. Except as otherwise provided herein or by law, no right or interest of any Plan Participant under the Plan shall be assignable or transferable and no attempted assignment or transfer shall be effective. When a payment is due under this Plan to a Plan Participant who is unable to care for his or her affairs, payment may be made directly to his or her guardian or personal representative.

5.2No Right to Continued Service. The Plan shall not be construed as giving any Plan Participant, or any person, the right to be retained in the service of the Employer, and all Plan Participants remain subject to discharge at any time and for any reason.

5.3Notice Period. If the Employer is obligated by law, contract, policy or otherwise to pay severance, a termination indemnity, notice pay, or the like, or if the Employer is obligated by law to provide advance notice of separation (“Notice Period”), then any Severance Payment hereunder shall be reduced by the amount of any severance pay, termination indemnity, notice pay or the like, as applicable, and by the amount of any compensation received during any Notice Period.

5.4No Duty to Mitigate. A Plan Participant shall not be required to mitigate the amount of any payment provided for in this Plan by seeking other employment or otherwise, nor shall the amount of any payment or benefit provided for in this Plan be reduced by any compensation earned by a Plan Participant as a result of employment by another employer.

5.5Withholding. The Employer shall withhold all applicable income and employment taxes and other authorized deductions from the payments made under the Plan. Notwithstanding any other provision of this Plan, the Company shall not be obligated to guarantee any particular tax result for a Plan Participant with respect to any payment or benefit provided under this Plan, and the Plan Participant shall be responsible for any and all taxes imposed such Plan Participant pursuant to this Plan.

A.Successors. This Plan shall be binding on the heirs, executors, administrators, successors and assigns of the parties, including any successor to the Employer. If a Plan Participant dies while any amount is still payable to the Participant under the Plan, any remaining amounts shall be paid to the executor, personal representative or administrators of the Plan Participant’s estate.

B.Severability. If any provision of this Plan is held invalid or unenforceable, it shall not affect any other provisions, and this Plan shall be construed and enforced as if those provisions had not been included.

C.Plan is Unfunded. The Plan shall not be funded. All payments under the Plan shall be made from the general assets of the Company. Each Plan Participant shall only be a general unsecured creditor of the Company.

D.Notice. Any notice under this Plan shall be in writing and shall be given when delivered or mailed by registered or certified mail, return receipt requested, postage prepaid, addressed to the intended recipient at his, her or its last known address. A written notice of a Plan Participant’s Severance Date by the Company or the Plan Participant, as the case may be, to the other shall: (a) indicate the specific termination provision of the Plan that is being relied upon; (b) to the extent applicable, set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Plan Participant’s employment; and (c) specify the termination date.

E.No Right to Other Benefits. Nothing in the Plan shall require the Employer to provide any payment that duplicates any payment, benefit, or grant that a Plan

Participant is entitled to receive under any arrangement. Any severance benefit provided under any Employer compensation or benefit plan, agreement, or other arrangement, including without limitation the W.W. Grainger, Inc. Executive Change In Control Severance Plan, shall offset, on a dollar for dollar basis, any benefits owed under this Plan. The amounts paid or provided under the Plan shall not be treated as compensation for purposes of determining any benefits payable under any retirement, life insurance, or other employee benefit plan, unless otherwise required by the terms of the plan or local law.

5.6 Plan Conflicts/Integration. Except to the extent explicitly provided in this Plan, any awards made under any compensation or benefit plan or program shall be governed by the terms of that plan or program and any applicable award agreement thereunder. The Plan, as amended from time to time, constitutes the entire agreement between the Company and any Plan Participant concerning the severance benefits payable to Plan Participants upon a change in control, and supersedes all related plans, agreements and understandings except as otherwise stated in this Plan.

A.    Governing Law. If an employee or former employee of the Company brings a cause of action under the Plan, the laws of the state of Illinois shall apply (without giving effect to its provisions on the conflict of laws or choice of law provisions), except where ERISA preempts such laws. Any and all legal actions initiated to enforce any right or obligation arising out of or relating to the Plan, or concerning the subject matter hereof, shall be brought in and determined in federal court in the United States District Court of the Northern District of Illinois, or if federal jurisdiction does not exist, in state court in Lake County, Illinois, to the fullest extent permitted by law.

B.    ERISA. The Plan is intended to provide severance benefits to Company executives who are a select group of management or highly compensated employees (within the meaning of ERISA), in the event of certain involuntary terminations of employment. The Plan is intended to be a top hat welfare benefit plan under ERISA.

C.    Claim Review Process. In the event of a claim for benefits, the Plan Participant shall present his or her claim in writing to the Plan Administrator as set forth in this Section 5.14. The Plan Administrator has the exclusive right to determine eligibility for benefits under the Plan and to deny or grant a claim, in whole or in part. The Plan Administrator’s decision on a claim for benefits is final and binding on all persons. Any claim by a Plan Participant (or his or her duly authorized legal representative) must identify itself as a claim for benefits under the Plan and must be submitted in writing to the Plan Administrator (i.e., the Compensation Committee of the Board, c/o Vice President, Total Rewards – Grainger, 100 Grainger Parkway, Lake Forest, IL 60045) no later than six months following the Plan Participant’s termination date. The Plan Administrator shall, within 90 days after receipt of the written claim (unless special circumstances require an extension of time, in which case, written notice of such extension (not to exceed 90 days from the end of the initial 90-day period) shall be furnished to the Plan Participant prior to the termination of the initial 90-day period and shall indicate the special circumstances requiring an extension of time and the date by which the Plan Administrator expects to render the benefit determination), send a written notification to the Plan Participant as to the Plan Administrator’s determination of the claim. In the event the claim is wholly or partially denied, the written notification shall: (a) state the specific reason or reasons for the denial, (b) make specific reference to any Plan provisions on which the denial is based, (c) provide a description of any additional material or information necessary for the Plan

Participant to perfect the claim and an explanation of why the material or information is necessary, (d) provide a description of the Plan’s appeals procedure specified in this Section 5.14, including the time limits applicable to such appeal procedure, and (e) include a statement of the claimant’s right to bring an action under Section 502(a) of ERISA. In the event a Plan Participant wishes to perfect the claim and/or appeal the denial or partial denial of his or her claim, he or she (or his or her duly authorized legal representative) must request a review of the Plan Administrator’s initial determination by making application in writing to the Plan Administrator within 60 days after receipt of such denial. The Plan Participant (or his or her duly authorized legal representative), upon written request to the Plan Administrator, shall be provided, free of charge, reasonable access to, and copies of, all documents, records and other information relevant to the their claim for benefits and shall have the opportunity to submit written comments, documents, records and other information relating to their claim for benefits (which shall be taken into account by the Plan Administrator, without regard to whether such information was submitted or considered in the initial benefit determination). Within 60 days after receipt of a written appeal (unless special circumstances require an extension of time, in which case, written notice of the extension (not to exceed 60 days from the end of the initial 60-day period) shall be furnished to the Plan Participant prior to the termination of the initial 60-day period and shall indicate the special circumstances requiring an extension of time and the date by which the Plan Administrator expects to render the determination on review), the Plan Administrator shall notify the Plan Participant of the final decision. The final decision shall be in writing and in the case of an adverse benefit determination shall include: (w) specific reasons for the decision, written in a manner calculated to be understood by the claimant, (x) specific references to the Plan provisions on which the decision is based, (y) a statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents relevant to the claim for benefits, and (z) a statement describing the claimant’s right to bring an action under Section 502(a) of ERISA. No legal action for benefits under the Plan may be brought in any forum unless and until the Plan Participant has brought a claim for benefits under the Plan and exhausted the remedies set forth in this Section 5.14. Any such action must be brought within 180 days from the date of the Plan Administrator’s decision of the appeal. Notwithstanding the foregoing, if the Plan Administrator does not respond to the Plan Participant’s claim or appeal within the relevant time periods set forth above, the Plan Participant’s claim or appeal, as applicable, shall be deemed to be denied.

Pursuant to this Plan, the Company shall promptly reimburse the Plan Participant for all reasonable expenses, including without limitation all attorneys’ fees, incurred by the Plan Participant in successfully enforcing any of the Plan Participant’s rights under this Plan or in successfully obtaining any of the Plan Participant’s benefits under this Plan.

If the Plan Participant does not prevail (after exhaustion of all available judicial remedies), and the Company establishes before a court of competent jurisdiction that Plan Participant had no reasonable basis for bringing an action hereunder and acted in bad faith in doing so, no reimbursement for legal fees and expenses shall be due to Plan Participant and Plan Participant shall refund any amounts previously reimbursed hereunder with respect to such action.

SECTION 6.DEFINITIONS.

“Affiliate” shall have the meaning set forth in Rule 12b-2 under Section 12 of the Exchange Act.

“Beneficial Owner” shall have the meaning set forth in Rule 13d-3 under the Exchange Act.

“Board” means the Board of Directors of the Company.

“Cause” means the occurrence of any one or more of the following actions or failures to act as determined (a) by the Company’s Chief Executive Officer of the Company with respect to Plan Participants other than him/herself, or (b) by the Compensation Committee of the Board with respect to the Chief Executive Officer of the Company (“CEO”), with such determinations made consistent with reasonable judgment and in good faith:

(i)embezzlement, fraud or theft with respect to the property of the Company or a conviction for any felony involving moral turpitude or causing material harm, financial or otherwise, to the Company (including an Affiliate or Subsidiary);

(ii)habitual neglect in the performance of Participant’s significant duties (other than on account of incapacity due to physical or mental illness or Disability);

(iii)to the extent permitted by applicable law, engagement by the Participant, directly or indirectly, for the benefit of the Participant or others, in any outside activity, employment or business which is competitive with the Company or an Affiliate or a Subsidiary that employs the Participant;

(iv)a demonstrably deliberate act or failure to act, including a violation of the rules or policies of the Company, which causes a material financial or other loss, damage or injury to the property, reputation or employees of the Company (including an Affiliate or Subsidiary); provided, however, that, unless such an act or a failure to act was done by Participant in bad faith or without a reasonable belief that Participant's act or failure to act, as the case may be, was in the best interest of the Company (including an Affiliate or Subsidiary) or was required by applicable law, such act or failure to act shall not constitute Cause if, within 20 days after the CEO or the Compensation Committee of the Board (as applicable) gives Participant written notice of such act or failure to act that specifically refers to this section, Participant cures such act or failure to act to the fullest extent that it is curable.

Cause shall not mean (x) bad judgment or negligence other than habitual neglect of significant duties or (y) any act or omission in respect of which the Compensation Committee of the Board or the Chief Executive Officer could have properly determined that Participant met the applicable standard of conduct for the indemnification or reimbursement under the by-laws of the Company or applicable law, in each case as in effect at the time of such act or omission. In addition, a termination of Participant’s employment shall not be deemed to be for Cause unless each of the following conditions is satisfied:

A.The Company (or the Compensation Committee of the Board, if applicable) provides Participant a written notice not less than 30 days prior to the Severance Date setting forth the Company's intention to consider terminating Participant’s employment. Such notice shall include a statement of the intended Severance Date and a detailed description of the specific facts that the Company believes to constitute Cause.

B.No act or omission of Participant shall constitute Cause if such act or omission occurred more than 12 months before the earliest date on which the CEO or any member of the Compensation Committee of the Board who is not a party to the act or omission knew or in the reasonable exercise of his or her duties as a director should have known of such act or omission.

“Company” means W.W. Grainger, Inc., an Illinois corporation.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Disability” means a long-term disability under the terms of the Employer’s long-term disability plan, as then in effect.

“Effective Date” means December 31, 2025.

“Employer” means the Company or any of its Affiliates that is the employer of a Plan Participant.

“Equity Award” means stock options, restricted stock, restricted stock units, stock appreciation rights and other similar equity-based awards, in each case whether settled in stock, cash or otherwise, which are granted to a Plan Participant under the Company’s Long Term Incentive Plan and any other equity-based incentive plan or award adopted or assumed by the Company.

“ERISA” means the Employee Retirement Income Security Act of 1974, as it may be amended from time to time.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time.

“Non-Change In Control Severance” or “Severance” means an involuntary termination of employment without Cause that is not effective upon or within 24 months following a Change In Control as defined in the W.W. Grainger, Inc. 2022 Incentive Plan, as in effect as of the effective date of this Plan. Termination of a Plan Participant’s employment on account of death or Disability, declination of a comparable position, or a voluntary resignation or retirement by the Plan Participant, shall not be treated as a Non-Change In Control Severance.

“Non-Employee Director” means a director of the Company who is not an employee of (i) the Company, (ii) any Affiliate or (iii) any Person who beneficially owns more than 30% of the common stock then outstanding.

“Person” shall have the meaning given in Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) thereof, except that such term shall not include: (a) the Company or any of its Affiliates; (b) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its subsidiaries; (c) an underwriter temporarily holding securities pursuant to an offering of such securities; or (d) a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company.

“Plan” means this W.W. Grainger, Inc. Executive Severance Plan, as amended from time to time.

“Plan Administrator” means the Compensation Committee of the Board.

“Plan Participant” or “Participant” means an Executive holding any of the positions or titles set forth in Schedule A or that is otherwise designated to be a participant by the Plan Administrator in writing as set forth in Schedule A, as amended from time to time by the Plan Administrator.

“Separation Agreement” means a written separation, waiver, and release agreement prepared by the Company in a format as amended from time to time in the Company’s sole discretion, which includes, but is not limited to: (i) a waiver and release of all claims against the Company, its affiliates, and their respective officers and directors, including claims arising out of the Plan Participant’s employment and the termination of employment; (ii) confidentiality, and further cooperation provisions; and (iii) restrictive covenants, including non-competition, non-solicitation, and non-disparagement provisions.

“Severance Date” means the date on which a Plan Participant’s employment by the Company terminates due to a severance-qualifying reason as specified in a prior written notice by the Company, as the case may be.

“Severance Payment” means the cash severance payment determined pursuant to Section 2(A).

“Severance Period” means the product of 12 months and the applicable Factor described in Section 2(A).

SCHEDULE A

DESIGNATED PARTICIPANTS
Tier 1:

•Chairman & Chief Executive Officer (CEO)

Tier 2: All Senior Vice Presidents reporting to the CEO

•Senior Vice President, Chief Financial Officer
•Senior Vice President, Grainger Business Unit
•Senior Vice President, Chief Legal Officer
•Senior Vice President, Chief Human Resources Officer
•Senior Vice President, Chief Technology Officer
•Senior Vice President, Chief Product Officer
•Senior Vice President, Merchandising and Supplier Management
•Senior Vice President, Branch and DC Operations